Adopted November 9, 1939                                         File No. 69-306


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                   FORM U-3A-2


                          STATEMENT BY HOLDING COMPANY
                      CLAIMING EXEMPTION UNDER RULE U-3A-2
                           FROM THE PROVISIONS OF THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                      To Be Filed Annually Prior to March 1


                        Pinnacle West Capital Corporation
                                (Name of Company)


hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR
     (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

     Pinnacle West Capital Corporation ("Claimant"), having been incorporated on February 20, 1985 under the laws of the State of Arizona, and having its principal executive offices at 400 North Fifth Street, Phoenix, Arizona 85004, was organized principally to acquire and hold securities of other corporations for investment purposes. The following are the subsidiaries of the Claimant:

     a. Arizona Public Service Company ("APS" or the "Company"), is engaged principally in serving electricity in the State of Arizona. Incorporated in 1920 under the laws of the State of Arizona and having its principal executive offices at 400 North Fifth Street, Phoenix, Arizona 85004, APS became a subsidiary of the Claimant pursuant to a corporate restructuring plan approved by the Company's shareholders on April 18, 1985.

          (1) AXIOM Power Solutions, Inc. ("AXIOM") -- an Arizona corporation having been incorporated on October 29, 1996 and having its principal executive offices at 400 E. Van Buren, Phoenix, Arizona 85004, was organized primarily to sell security and energy management products and services. AXIOM is a wholly-owned subsidiary of APS.

          (2) Bixco, Inc. ("Bixco") -- an Arizona corporation having been incorporated on June 4, 1971 and having its principal executive offices at 400 North Fifth Street, Phoenix, Arizona 85004, was organized primarily to conduct exploration activities for energy resources and other valuable minerals. Subsequent to the sale of its oil and natural gas properties in 1981, Bixco has been inactive. Bixco is a wholly-owned subsidiary of APS.

          (3) PWENewco, Inc. ("PWENewco") - an Arizona corporation having been incorporated on January 30, 2001 and having its principal executive offices at 400 North Fifth Street, Phoenix, Arizona 85004, was organized primarily to own real and personal property. PWENewco is a wholly-owned subsidiary of APS.

     b. APS Energy Services Company, Inc. ("APSES") -- an Arizona corporation having been incorporated on November 6, 1998 and having its principal executive offices at 400 E. Van Buren, Phoenix, Arizona 85004, was organized primarily to sell energy, products and services. APSES is a wholly-owned subsidiary of the Claimant.

     c. SunCor Development Company ("SunCor") - an Arizona corporation having been incorporated on June 30, 1965 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, is a wholly-owned subsidiary of Claimant engaged primarily in the owning, holding and development of real property.

          (1) SunCor Golf, Inc. ("SunCor Golf") (previously named "SunCor Resort & Golf Management, Inc." and "SunCor Farms, Inc.") -- an Arizona corporation having been incorporated on December 31, 1986 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, operates and manages golf, food and beverage for the Coral Canyon Golf Course, Sedona Golf Resort, StoneRidge Golf Club, SunRidge Canyon Golf Club, Sanctuary Golf Club at West World and Palm Valley Golf Club. SunCor Golf is a wholly-owned subsidiary of SunCor.

          (2) Litchfield Park Service Company ("LPSCO") -- an Arizona corporation having been incorporated on September 21, 1954 and having its principal executive offices at 111 West Wigwam Boulevard, Suite B, Litchfield Park, Arizona 85340, is a regulated public utility engaged in providing water and sewer services to commercial and residential customers. LPSCO became a wholly-owned subsidiary of SunCor on December 31,1986.

          (3) Golden Heritage Homes, Inc. ("Golden Heritage Homes") -- (previously named "SunCor Homes, Inc.", "LGR, Inc." and "WGP Realty, Inc.") an Arizona corporation having been incorporated on May 14, 1986 and having its principal executive offices at 7025 East Greenway Parkway, Suite 100, Scottsdale, Arizona 85254, builds and sells single family residential real property. Golden Heritage Homes is a wholly-owned subsidiary of SunCor.

          (4) Golden Heritage Construction, Inc. ("GH Construction") -- an Arizona corporation having been incorporated on December 30, 1993 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, was organized to serve as a general residential contractor. GH Construction became a wholly-owned subsidiary of Golden Heritage Homes, Inc. on January 1, 1996.

          (5)  SCM,  Inc.  ("SCM")  --  an  Arizona   corporation   having  been
          incorporated on May 14, 1991 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix,

          Arizona  85012,  was  organized  to  participate  in real estate joint
          ventures  and  other  real  estate  related   activities.   SCM  is  a
          wholly-owned subsidiary of SunCor.

          (6) Golf de Mexico, S.A. DE C.V. ("Golf de Mexico") -- a Mexican variable capital corporation having been incorporated on February 8, 1992 in Tijuana, Baja California, Mexico, and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, was organized to operate and manage the Real del Mar Golf Course in Mexico. Golf de Mexico has been inactive since 1997.

          (7) SunCor Realty & Management Company ("SunCor Realty") -- (previously named Russell Ranch Development Company) an Arizona corporation having been incorporated on April 1, 1994 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012 was organized to participate in real estate management and other real estate related activities. SunCor Realty is a wholly-owned subsidiary of SunCor.

          (8) Palm Valley Golf Club, Inc. ("Palm Valley Golf") -- an Arizona corporation having been incorporated on January 23, 1996 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, was organized to hold title to the Palm Valley Golf Course. Palm Valley Golf is a wholly-owned subsidiary of SunCor.

          (9) Rancho Viejo de Santa Fe, Inc. ("Rancho Viejo") -- a New Mexico corporation having been incorporated on March 18, 1996 and having its principal executive offices at 1590-B Pacheco Street, Santa Fe, New Mexico 87505, was organized to engage in real estate development in New Mexico. Rancho Viego is a wholly-owned subsidiary of SunCor.

          (10) Ranchland Utility Company ("Ranchland") -- a New Mexico corporation having been incorporated on September 5, 1997 and having its principal executive offices at 1590-B Pacheco Street, Santa Fe, New Mexico 87505 is a waste water utility. Ranchland is a wholly-owned subsidiary of Rancho Viejo.

     d. El Dorado Investment Company -- an Arizona corporation having been incorporated on July 27, 1983 and having its principal executive offices at 400 East Van Buren, Suite 800, Phoenix, Arizona 85004, is a wholly-owned subsidiary of Claimant engaged primarily in the acquisition and holding of stocks and securities of other companies for investment purposes.

     e. Pinnacle West Energy Corporation ("PWEC") - an Arizona corporation having been incorporated on September 27, 1999, and having its principal executive offices at 400 North Fifth Street, Phoenix, Arizona 85004, was organized primarily for the development, production and sale of wholesale energy. PWEC is a wholly-owned subsidiary of the Claimant.

2.   A  BRIEF  DESCRIPTION  OF  THE  PROPERTIES  OF  CLAIMANT  AND  EACH  OF ITS
     SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

     Neither the Claimant nor any of its subsidiaries own property used for the production, transmission and distribution of natural or manufactured gas. APS and PWEC, each a "public utility company" as that term is defined in the Public Utility Holding Company Act of 1935, are the only two of Claimant's subsidiaries that own property used for the generation, transmission or distribution of electric energy for sale.

     Exhibit D attached hereto shows the location of (i) APS' major generating plants (including those owned jointly with others), principal transmission lines (including those operated for others) and interconnections of transmission lines with out-of-state utilities at state lines; and (ii) PWEC's major generating plant. All of such facilities, except the Four Corners Generating Station ("Four Corners"), and all of APS' distribution facilities, are located within the State of Arizona. Four Corners is a mine-mouth power plant, located in the northwest corner of New Mexico, near the city of Farmington, approximately 40 miles east of the Arizona-New Mexico border.

     Claimant's present generating facilities have an accredited capacity aggregating 4,094,885 kilowatts, comprised as follows:

APS

     APS' present generating facilities have an accredited capacity as follows:

                                                                  Capacity(kW)
                                                                  ------------
Coal:
     Units 1, 2, and 3 at Four Corners............................    560,000
     15% owned Units 4 and 5 at Four Corners......................    222,000
     Units 1, 2, and 3 at Cholla Plant............................    615,000
     14% owned Units 1, 2, and 3 at the Navajo Plant..............    315,000
                                                                   ----------
                                                                    1,712,000
                                                                   ----------
Gas or Oil:
     Two steam units at Ocotillo and two steam units at Saguaro...    430,000(1)
     Eleven combustion turbine units..............................    493,000
     Three combined cycle units...................................    255,000
                                                                   ----------
                                                                    1,178,000
                                                                   ----------
Nuclear:
     29.1% owned or leased Units 1, 2, and 3 at Palo Verde........  1,086,300
                                                                   ----------

Hydro and Solar...................................................      6,585
                                                                   ----------
PINNACLE WEST ENERGY

     PWEC's present generating facility has an accredited capacity as follows:

Gas or Oil:
     One combined cycle unit......................................    112,000
                                                                   ----------

     Total                                                          4,094,885
                                                                   ----------

----------
(1)  West Phoenix steam units (108,300 kW) are currently mothballed.

     APS' transmission facilities consist of approximately 4,908 pole miles of overhead lines and approximately 20 miles of underground lines, all of which are located within the State of Arizona. APS' distribution facilities consist of approximately 11,888 pole miles of overhead lines and approximately 11,834 miles of underground lines, all of which are located within the State of Arizona.

3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

(DATA IS NOT MAINTAINED IN A FORMAT IDENTIFYING THE STATE IN WHICH THE SALES AND PURCHASES ARE MADE OR THE AMOUNT OF THEIR ASSOCIATED REVENUES OR EXPENSES.)

          A. NUMBER OF KWH OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.

               43,606,848,000 kwh of electric energy sold at wholesale or retail

               0 Mcf. of natural or manufactured gas distributed at wholesale or retail

          B.  NUMBER  OF  KWH  OF  ELECTRIC   ENERGY  AND  MCF.  OF  NATURAL  OR
     MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED.

               65,235,000 kwh of electric energy was distributed at retail outside Arizona

               0 Mcf. of natural or manufactured gas distributed at retail outside Arizona

          C.  NUMBER  OF  KWH  OF  ELECTRIC   ENERGY  AND  MCF.  OF  NATURAL  OR
     MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.

               2,373,985,000 kwh of electric energy was sold at wholesale outside Arizona or at state line (excluding power marketing activities).

               3,358,145 Mcf. of natural or manufactured gas sold at wholesale outside Arizona or at state line (excluding power marketing activities).

          D.  NUMBER  OF  KWH  OF  ELECTRIC   ENERGY  AND  MCF.  OF  NATURAL  OR
     MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.

               1,092,701,000 kwh of electric energy was purchased outside Arizona or at state line (excluding power marketing activities).

               32,180,580 Mcf. of natural or manufactured gas purchased outside Arizona or at state line (excluding power marketing activities).

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

     The Claimant holds no interest, direct or indirect, in an EWG or a foreign utility company.

          A. NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

          Not applicable.

          B. NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD.

          Not applicable.

          C. TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

          Not applicable.

          D. CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

          Not applicable.

          E. IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT(S).

          Not applicable.

                                    EXHIBIT A


     A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR, TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

     Exhibit  A  hereto   includes   consolidating   statements  of  income  and
consolidating balance sheets for the Claimant and the following of its subsidiaries: Arizona Public Service Company, SunCor Development Company, El Dorado Investment Company, APS Energy Services Company, Inc. and Pinnacle West Energy Corporation. Subsidiaries have been consolidated for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 94, CONSOLIDATION OF ALL MAJORITY-OWNED SUBSIDIARIES. Also included are consolidating statements of income and consolidating balance sheets for SunCor Development Company and its subsidiaries.

                                    EXHIBIT B

     AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING-COMPANY SYSTEM.

     Not applicable.

                                    EXHIBIT C

     In accordance with Item 304 of Regulation S-T of the Securities Exchange Act of 1934, APS' Service Territory map contained as Exhibit C to this Form U-3A-2 is a map of the State of Arizona showing APS' service area, the location of its major power plants and principal transmission lines, the location of Pinnacle West Energy's power plant and the location of transmission lines operated by APS for others. APS' major power plants shown on such map are the Navajo Generating Station located in Coconino County, Arizona; the Four Corners Power Plant located near Farmington, New Mexico; the Cholla Power Plant, located in Navajo County, Arizona; the Yucca Power Plant, located near Yuma, Arizona; and the Palo Verde Nuclear Generating Station, located about 55 miles west of Phoenix, Arizona (each of which plants is reflected on such map as being jointly owned with other utilities), as well as the Ocotillo Power Plant and the West Phoenix Power Plant, each located near Phoenix, Arizona, and the Saguaro Power Plant, located near Tucson, Arizona. PWEC's power plant shown on such map is Unit 4 of the West Phoenix Power Plant located near Phoenix, Arizona. APS' major transmission lines shown on such map are reflected as running between the power plants named above and certain major cities in the State of Arizona. The transmission lines operated for others shown on such map are reflected as running from the Four Corners Plant through a portion of northern Arizona to the California border.

     The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 2002.


                                        Pinnacle West Capital Corporation
                                        ----------------------------------------
                                                  (Name of Claimant)



                                        By Barbara M. Gomez
                                           -------------------------------------
                                           Barbara M. Gomez
                                           Treasurer

[CORPORATE SEAL]


Attest:

Betsy A. Pregulman
----------------------------------
Betsy A. Pregulman
Associate Secretary


Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:


Barbara M. Gomez                   Treasurer
----------------------             ---------
(Name)                              (Title)

400 North Fifth Street, Station 9996, Phoenix, Arizona 85004
------------------------------------------------------------
(Address)

                                   Exhibit B

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATING BALANCE SHEET
     12/31/01
(THOUSANDS OF DOLLARS)
     (UNAUDITED)


                                                           PWCC           APS          PWMT         SUNCOR         ELDO
                                                         ---------     ---------     ---------     ---------     ---------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                    472        16,821           145         9,176            44
  Customer and other receivables-net                       754,736       332,107       134,115        10,568        12,547
  Accrued utility revenue                                                 76,131
  Materials and supplies                                                  81,215
  Fossil fuel                                                             27,023
  Assets from risk management activities                                  10,097        56,876
  Other current assets                                       3,344        42,009                      33,729
                                                         ---------     ---------     ---------     ---------     ---------

     Total current assets                                  758,552       585,403       191,136        53,473        12,591
                                                         ---------     ---------     ---------     ---------     ---------

INVESTMENTS AND OTHER ASSETS
  Real estate investments, net                                                                       430,107
  Assets from Risk Management Activities-Long Term                         3,363       196,416
  Other assets                                           2,732,859       278,358           572         4,029        10,137
                                                         ---------     ---------     ---------     ---------     ---------

     Total investments and other                         2,732,859       281,721       196,988       434,136        10,137
                                                         ---------     ---------     ---------     ---------     ---------

PROPERTY, PLANT AND EQUIPMENT
  Plant in service                                                     8,105,106
  Nuclear Fuel                                                            49,282
  Construction work in progress                                          321,305         4,459
                                                         ---------     ---------     ---------     ---------     ---------

     Total                                                             8,475,693         4,459
  Less accumulated depreciation and amortization                       3,374,098
                                                         ---------     ---------     ---------     ---------     ---------

     Net Property, Plant and Equipment                                 5,101,595         4,459
                                                         ---------     ---------     ---------     ---------     ---------

DEFERRED DEBITS
  Deferred income taxes                                                                               25,091
  Regulatory assets                                                      342,383
  Other deferred debits                                                   55,952           (98)        5,403
                                                         ---------     ---------     ---------     ---------     ---------

     Total deferred debits                                               398,335           (98)       30,494
                                                         ---------     ---------     ---------     ---------     ---------

    TOTAL ASSETS                                         3,491,411     6,367,054       392,485       518,103        22,728
                                                         =========     =========     =========     =========     =========

                                                                                  *ELIMINATIONS AND ADJUSTING ENTRIES*
                                                                        ENERGY    ------------------------------------
                                                            PWE        SERVICES          DEBIT            CREDIT             TOTAL
                                                         ---------     ---------       ---------         ---------         ---------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                    534         1,427                                              28,619
  Customer and other receivables-net                         5,230        40,489                           959,587(b,h)      330,205
  Accrued utility revenue                                                                                                     76,131
  Materials and supplies                                                                                                      81,215
  Fossil fuel                                                                                                                 27,023
  Assets from risk management activities                                                                                      66,973
  Other current assets                                           3         1,118                                              80,203
                                                         ---------     ---------       ---------         ---------         ---------

     Total current assets                                    5,767        43,034                           959,587           690,369
                                                         ---------     ---------       ---------         ---------         ---------

INVESTMENTS AND OTHER ASSETS
  Real estate investments, net                                                             4,753(d)         16,187(c)        418,673
  Assets from Risk Management Activities-Long Term                                                                           199,779
  Other assets                                                               320                         2,704,679(a,d,f)    321,596
                                                         ---------     ---------       ---------         ---------         ---------

     Total investments and other                                             320           4,753         2,720,866           940,048
                                                         ---------     ---------       ---------         ---------         ---------

PROPERTY, PLANT AND EQUIPMENT
  Plant in service                                          76,135        22,647                                           8,203,888
  Nuclear Fuel                                                                                                                49,282
  Construction work in progress                            700,335         6,135                                           1,032,234
                                                         ---------     ---------                                           ---------

     Total                                                 776,470        28,782                                           9,285,404
  Less accumulated depreciation and amortization             2,061         1,930                                           3,378,089
                                                         ---------     ---------                                           ---------

     Net Property, Plant and Equipment                     774,409        26,852                                           5,907,315
                                                         ---------     ---------       ---------         ---------         ---------

DEFERRED DEBITS
  Deferred income taxes                                                                                     25,091(g)
  Regulatory assets                                                                                                          342,383
  Other deferred debits                                        429                         2,911(f)                           64,597
                                                         ---------     ---------       ---------         ---------         ---------

     Total deferred debits                                     429                         2,911            25,091           406,980
                                                         ---------     ---------       ---------         ---------         ---------

    TOTAL ASSETS                                           780,605        70,206           7,664         3,705,544         7,944,712
                                                         =========     =========       =========         =========         =========

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATING BALANCE SHEET
     December 31, 2001
(THOUSANDS OF DOLLARS)
     (UNAUDITED)


                                                               PWCC           APS             PWMT          SUNCOR          ELDO
                                                            ----------     ----------      ----------     ----------     ----------
LIABILITIES AND EQUITY

CURRENT LIABILITIES
  Accounts payable                                              21,358         98,959          74,683         17,268            546
  Accrued taxes                                                  6,355        105,352         (17,563)         1,150          3,820
  Accrued interest                                               7,160         41,043                            603
  Short-term borrowings                                        246,000
  Commerical paper, net                                                       171,162
  Current maturities of long-term debt                             357        125,451                            332
  Customer Deposits                                                            28,664                          1,568
  Deferred income taxes                                                         3,244
  Liabilities from risk management activities                                  21,840          14,154
  Other current liabilities                                     32,445        117,770         144,926         26,808            737
                                                            ----------     ----------      ----------     ----------     ----------

    Total current liabilities                                  313,675        713,485         216,200         47,729          5,103
                                                            ----------     ----------      ----------     ----------     ----------

NON-CURRENT LIABILITIES
  Long-term debt less current maturities                       575,710      1,949,074                        148,294
                                                            ----------     ----------      ----------     ----------     ----------

    Total                                                      575,710      1,949,074                        148,294
                                                            ----------     ----------      ----------     ----------     ----------

DEFERRED CREDITS AND OTHER
  Liabilities from Risk Management Activities-Long Term                        95,159         112,417
  Deferred income taxes                                         22,913      1,025,322          38,864                         1,051
  Unamortized gain-sale of utility plant                                       64,060
  Other deferred credits                                        15,225        369,264          (7,740)
                                                            ----------     ----------      ----------     ----------     ----------

  Total deferred credits                                        38,138      1,553,805         143,541                         1,051
                                                            ----------     ----------      ----------     ----------     ----------

COMMITMENTS AND CONTINGENCIES

  Joint Ventures of SunCor                                                                                    16,187
                                                            ----------     ----------      ----------     ----------     ----------

COMMON STOCK EQUITY:
  Common stock                                               2,004,139      1,424,966                        356,391         14,046
  Accumulated Other Comprehensive Income                                      (64,565)
  Retained Earnings                                            559,749        790,289          32,744        (50,498)         2,528
                                                            ----------     ----------      ----------     ----------     ----------

    Total                                                    2,563,888      2,150,690          32,744        305,893         16,574
                                                            ----------     ----------      ----------     ----------     ----------

  TOTAL LIABILITIES AND EQUITY                               3,491,411      6,367,054         392,485        518,103         22,728
                                                            ==========     ==========      ==========     ==========     ==========

                                                                                               *ELIMINATIONS*
                                                                             ENERGY       -------------------------
                                                               PWE          SERVICES        DEBIT          CREDIT          TOTAL
                                                            ----------     ----------     ----------     ----------      ----------

LIABILITIES AND EQUITY

CURRENT LIABILITIES
  Accounts payable                                              35,060         21,251                                       269,125
  Accrued taxes                                                 (3,040)           145                                        96,219
  Accrued interest                                                                                                           48,806
  Short-term borrowings                                                                       11,400(h)                     234,600
  Commerical paper, net                                                                                                     171,162
  Current maturities of long-term debt                                                                                      126,140
  Customer Deposits                                                                                                          30,232
  Deferred income taxes                                                                                                       3,244
  Liabilities from risk management activities                                                                                35,994
  Other current liabilities                                    662,510          5,892        953,226(b,e)                    37,862
                                                            ----------     ----------     ----------     ----------      ----------

    Total current liabilities                                  694,530         27,288        964,626                      1,053,384
                                                            ----------     ----------     ----------     ----------      ----------

NON-CURRENT LIABILITIES
  Long-term debt less current maturities                                                                                  2,673,078
                                                            ----------     ----------     ----------     ----------      ----------

    Total                                                                                                                 2,673,078
                                                            ----------     ----------     ----------     ----------      ----------

DEFERRED CREDITS AND OTHER
  Liabilities from Risk Management Activities-Long Term                                                                     207,576
  Deferred income taxes                                          2,444                        25,091(g)                   1,065,503
  Unamortized gain-sale of utility plant                                                                                     64,060
  Other deferred credits                                                                                      5,039(e)      381,788
                                                            ----------     ----------     ----------     ----------      ----------

  Total deferred credits                                         2,444                        25,091          5,039       1,718,927
                                                            ----------     ----------     ----------     ----------      ----------

COMMITMENTS AND CONTINGENCIES

  Joint Ventures of SunCor                                                                    16,187(c)
                                                            ----------     ----------     ----------     ----------      ----------

COMMON STOCK EQUITY:
  Common stock                                                  68,096         75,246      2,411,846(a)                   1,531,038
  Accumulated Other Comprehensive Income                                                                                    (64,565)
  Retained Earnings                                             15,535        (32,328)                     (285,169)(a)   1,032,850
                                                            ----------     ----------     ----------     ----------      ----------

    Total                                                       83,631         42,918      2,411,846       (285,169)      2,499,323
                                                            ----------     ----------     ----------     ----------      ----------

  TOTAL LIABILITIES AND EQUITY                                 780,605         70,206      3,417,750       (280,130)      7,944,712
                                                            ==========     ==========     ==========     ==========      ==========

                        ADJUSTING AND ELIMINATION ENTRIES
                                DECEMBER 31, 2001

(a)  Common stock                                     $2,411,846
             Accumulated deficit                                     $ (285,169)
             Other investments                                        2,697,015

     To eliminate PNW investment in subsidiaries

                                          Common      Earnings/
                                          Stock       Dividends        Total
                                        ----------    ----------     ----------
     APS                                $1,898,067    $  317,188     $2,215,255
     Power Marketing                             0        32,744         32,744
     Pinnacle West Energy                   68,096        15,535         83,631
     Energy Services                        75,246       (32,328)        42,918
     SunCor                                356,391       (50,498)       305,893
     El Dorado                              14,046         2,528         16,574
                                        ----------    ----------     ----------
             Total                      $2,411,846    $  285,169     $2,697,015
                                        ==========    ==========     ==========


(b)  Other current liabilities                        $  948,187
             Customer and other receivables - net                    $  948,187

     To eliminate intercompany receivables/payables between all entities

                                       Intercompany  Intercompany
                                       Receivables     Payables
                                        ----------    ----------
     Pinnacle West CC                   $  744,821    $  744,821
     APS                                   113,384    $  113,384
     Pinnacle West Energy                    5,299    $    5,299
     Energy Services                           968    $      968
     Power Marketing                        83,715    $   83,715
                                        ----------    ----------
             Total                      $  948,187    $  948,187
                                        ==========    ==========



(c)  Minority interest                                $   16,187
             Real estate investments - net                           $   16,187

     To eliminate minority interest of SunCor JV partners

(d)  Real estate investments - net                    $    4,753
             Other - assets                                          $    4,753

     To reclass PNW capitalized interest related to SunCor (65-1210-00001)
             Account #1211

(e)  Other current liabilities                        $    5,039
             Other deferred credits                                  $    5,039

     To reclass PNW deferred comp to long-term (65-2420-00006 thru 00008)
             Account #2421

                        ADJUSTING AND ELIMINATION ENTRIES
                                DECEMBER 31, 2001

(f)  Other deferred debits                            $    2,911
             Other - assets                                          $    2,911

     To reclass PNW unamortized debt to long-term (acct 1810 UNAMORT DEBT)


(g)  Deferred income taxes (liability)                $   25,091
             Deferred income taxes (asset)                           $   25,091


(h)  Short term borrowing                             $   11,400
             A/R                                                     $   11,400

     To eliminate loan from eldo
             Account 2230&2330

PINNACLE WEST CAPITAL CORPORATION
 CONSOLIDATING INCOME STATEMENT
 PERIOD ENDED DECEMBER 31, 2001
    (THOUSANDS OF DOLLARS)
         (UNAUDITED)


                                             PWCC             APS            PWMT           SUNCOR           ELDO
                                          -----------     -----------     -----------     -----------     -----------
OPERATING REVENUES:
                 Electric                                 $ 3,310,792     $ 1,165,498
               Real Estate                                                                    168,908
                                          -----------     -----------     -----------     -----------     -----------
                    Total                          --       3,310,792       1,165,498         168,908              --
                                          -----------     -----------     -----------     -----------     -----------
FUEL EXPENSES:
        Fuel for electric generation                          391,771
              Purchased power                               1,348,872       1,087,744
                                          -----------     -----------     -----------     -----------     -----------
                    Total                          --       1,740,643       1,087,744              --              --
                                          -----------     -----------     -----------     -----------     -----------
OPERATING EXPENSES:
        Operations and maintenance             (2,801)        465,561          18,970
          Real estate operations                                                              153,365
      Depreciation and amortization               175         420,893                           3,775
      Taxes other than income taxes                           101,077
                                          -----------     -----------     -----------     -----------     -----------
                    Total                      (2,626)        987,531          18,970         157,140              --
                                          -----------     -----------     -----------     -----------     -----------
OPERATING INCOME                                2,626         582,618          58,784          11,768              --
                                          -----------     -----------     -----------     -----------     -----------
       INTEREST AND OTHER EXPENSES

        Interest on long-term debt             28,768         126,118                          10,546
              Other interest                    3,675           7,057             106
           Capitalized interest                  (146)        (14,964)           (106)         (6,952)
                Other, net                   (334,977)            583                           2,582            (340)
                                          -----------     -----------     -----------     -----------     -----------
                    Total                    (302,680)        118,794              --           6,176            (340)
                                          -----------     -----------     -----------     -----------     -----------
Income from continuing operations
  before income taxes                         305,306         463,824          58,784           5,592             340
Income Tax Expense (Benefit)                   (6,860)        183,136          23,173           2,255             134
                                          -----------     -----------     -----------     -----------     -----------
Income from continuing operations             312,166         280,688          35,611           3,337             206
Accounting change                                             (15,201)
                                          -----------     -----------     -----------     -----------     -----------
NET INCOME (L0SS)                             312,166         265,487          35,611           3,337             206
                                          ===========     ===========     ===========     ===========     ===========

                                                                             ADJUSTMENTS & ELIMINATIONS
                                                            ENERGY      ------------------------------------
                                              PWE          SERVICES        DEBIT                   CREDIT                TOTAL
                                          -----------    -----------    -----------              -----------           -----------
OPERATING REVENUES:
                 Electric                 $    79,481         24,237    $   197,543(f,i,j,k,n)                           4,382,465
               Real Estate                                                                                                 168,908
                                          -----------    -----------    -----------              -----------           -----------
                    Total                      79,481         24,237        197,543                       --             4,551,373
                                          -----------    -----------    -----------              -----------           -----------
FUEL EXPENSES:
        Fuel for electric generation           13,156                                                                      404,927
              Purchased power                                 20,218                                (197,543)(f,i,j,k,n) 2,259,291
                                          -----------    -----------    -----------              -----------           -----------
                    Total                      13,156         20,218             --                 (197,543)            2,664,218
                                          -----------    -----------    -----------              -----------           -----------
OPERATING EXPENSES:
        Operations and maintenance             33,972         14,384                                      (9)(c)           530,095
          Real estate operations                                                 97(b)                    --               153,462
      Depreciation and amortization             2,061            999                                                       427,903
      Taxes other than income taxes                --                            (9)(c)                                    101,068
                                          -----------    -----------    -----------              -----------           -----------
                    Total                      36,033         15,383             88                       (9)            1,212,528
                                          -----------    -----------    -----------              -----------           -----------
OPERATING INCOME                               30,292        (11,364)       197,455                 (197,552)              674,627
                                          -----------    -----------    -----------              -----------           -----------
       INTEREST AND OTHER EXPENSES

        Interest on long-term debt                                                                        --               165,432
              Other interest                   25,136            558                                 (26,142)(e,g,l,m)      10,390
           Capitalized interest               (25,136)          (558)                                                      (47,862)
                Other, net                        619         (1,391)      (338,786)(a,e,g,l,m)           97(b)              5,765
                                          -----------    -----------    -----------              -----------           -----------
                    Total                         619         (1,391)      (338,786)                 (26,045)              133,725
                                          -----------    -----------    -----------              -----------           -----------
Income from continuing operations
  before income taxes                          29,673         (9,973)       536,241                 (223,597)              540,902
Income Tax Expense (Benefit)                   11,697                                                                      213,535
                                          -----------    -----------    -----------              -----------           -----------
Income from continuing operations              17,976         (9,973)       536,241                 (223,597)              327,367
Accounting change                                                                                         --               (15,201)
                                          -----------    -----------    -----------              -----------           -----------
NET INCOME (L0SS)                              17,976         (9,973)       536,241                 (223,597)              312,166
                                          ===========    ===========    ===========              ===========           ===========

                        ADJUSTING AND ELIMINATING ENTRIES
                         PERIOD ENDED DECEMBER 31, 2001


(a)  Other - net (Subs income)                        $  312,644
          Retained Earnings                                          $  312,644

     To eliminate PWCC Equity in earnings from subsidiaries

                                          PWCC
                                        ----------
          APS                           $  265,487
          PWMT                          $   35,611
          Pinnacle West Energy              17,976
          Energy Services                   (9,973)
          SunCor                             3,337
          El Dorado                            206
                                        ----------
                Total                   $  312,644
                                        ==========

(b)  Real Estate Operations                           $       97
          Other - net                                                $       97

     To reclass Capitalized Interest for SunCor Land Sales

(c)  Taxes other than income taxes                    $       (9)
          Other - net                                                $       (9)

     To reclass PNW property taxes

(d)  Taxes other than income taxes                    $       --
          Real estate operations                                     $       --

     To reclass SunCor property taxes

(e)  Other, net (El Dorado interest income)           $      342
          Other interest                                             $      342

     Equal to interest income on eldo income statement

(f)  Electricity Sales                                $   15,148
          Purchased Power                                            $   15,148

     To eliminate sales from APS to APSES (Amount is equal to ES purchased power)

(g)  Interest Income - PNW                            $   25,136
          Interest Expense - PWE                                     $   25,136

     To eliminate interest expense/income on loan from PNW to PWE

(h)  Interest Income - PNW                            $       --
          Interest Expense - Suncor                                  $       --

     To eliminate interest expense/income on unpaid Suncor dividend

(i)  Electric Revenues                                $   63,663
          Purchased Power                                            $   63,663

     To eliminate transfer pricing transactions BETWEEN ENTITY 20,75 AND 00

                        ADJUSTING AND ELIMINATING ENTRIES
                         PERIOD ENDED DECEMBER 31, 2001


(j)  Electric Revenues                                $    3,252
     cwip - PWE                                       $    3,252
          cwip - PWE                                                      3,252
          Purchased Power                                            $    3,252

     To eliminate transfer pricing transactions BETWEEN ENTITY 20 AND 75

(k)  Electric Revenues                                $   65,643
          Purchased Power                                            $   65,643

     To eliminate revenue and pp between entity 20 and 75

(l)  Interest Income - PNW                            $      106
          Interest Expense - PM                                      $      106

     To eliminate interest expense/income on loan from PNW to PM

(m)  Interest Income - PNW                            $      558
          Interest Expense - ES                                      $      558

     To eliminate interest expense/income on loan from PNW to ES

(n)  Electric Revenues                                $   49,837
          Purchased Power                                            $   49,837

     To eliminate Citizens revenue between 00 and 20

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                             AS OF DECEMBER 31, 2001



                                                          1000      SCOTT D.     LENA M.    PAUL N.     3500       ALICE K.
                                                         SUNCOR      LPSCO      RANCHLAND    SASI       SMLP        PVGC
                                                       ------------------------------------------------------------------------
     CURRENT ASSETS
CASH AND SHORT TERM INVESTMENTS                        6,188,317      979,336     508,222   320,765     487,319      (37,483)
ACCOUNTS RECEIVABLE                                       93,075      287,056      18,545    87,882   3,000,000       36,525

INTERCOMPANY ACCOUNTS:
SASI                                                          86
LPSCO                                                    137,030
CORAL CANYON                                             650,371
SMLP                                                       2,736
PVGC
CORAL CANYON GOLF                                       (140,602)
NORTHEAST                                              7,378,171
NORTHEAST CONSTRUCTION                                 7,675,340
PV MARKETING & CONSTRUCTION                           (3,548,396)
HOMEBUILDING I/C INTEREST                              7,126,277
HOMEBUILDING CASH ADVANCES                            (5,825,883)
COMMERCIAL - GENERAL
SUNRIDGE - DEVELOPMENT                                     6,085
SUNRIDGE - GOLF                                          139,179
STONERIDGE - DEVELOPMENT I/C                             116,854
STONERIDGE HOMEBUILDING I/C                              (21,086)
SEDONA - DEVELOPMENT                                      23,770
SEDONA - GOLF                                             99,291
CLUB WEST                                                 98,193
WIGWAM RESORT                                             36,561
HFS FINANCIAL SERVICES                                    13,696
WESTWORLD DEVELOPMENT                                      5,786
SANCTUARY GOLF                                            94,258
INTEREST RECEIVABLE                                      114,720
NOTES RECEIVABLE                                       1,612,901
INVENTORIES                                                                                                           78,164
PREPAID EXPENSES                                         107,666                                                      54,214
HOME INVENTORY GOLDEN HERITAGE                             6,888
HOME INVENTORY RANCHO VIEJO
HOME INVENTORY CORAL CANYON
HOME INVENTORY STONERIDGE
                                                     --------------------------------------------------------------------------
                         TOTAL CURRENT ASSETS         22,191,284    1,266,392     526,767   408,647   3,487,319      131,420

     LONG-TERM ASSETS
INVESTMENT IN HOMEBUILDING:
INVEST IN GOLDEN HERITAGE                             13,600,821
GOLDEN HERITAGE DUE DILIGENCE
INVESTMENT IN SCM                                        517,850
INVESTMENT IN GENERAL COMM OPS                        93,052,838
INVESTMENT IN FIDDLESTICKS-SCOTTS                     (3,916,947)
INVESTMENT IN FUNTASTICKS                               (965,769)
INVESTMENT IN FIDDLESTICKS-TEMPE                      (1,387,523)
INVESTMENT IN APS PROPERTIES                             559,796
INVESTMENT IN BLACK CANYON CP                          1,659,298
INVESTMENT IN PV MARKETPLACE                           9,838,129
INVESTMENT IN PV PAVILIONS                             4,358,331
INVESTMENT IN ALAMEDA CROSSING                           859,781
INVESTMENT IN PV CORNERSTONE                           4,219,079
INVESTMENT IN PV CROSSING                              1,086,538
INVESTMENT IN PALM VALLEY OFFICE PARK                    577,835
INVESTMENT IN METROCENTER                                281,411
INVESTMENT IN RESTORATION PLACE                         (103,015)
INVESTMENT IN LITCHFIELD PARK OPS                        198,016
INVESTMENT IN AUTOPLEX                                  (261,979)
INVESTMENT IN TALAVI                                    (236,689)
INVESTMENT IN LP PROF. PLAZA                              19,758
INVESTMENT IN PV PAVILIONS/WEST                       (2,044,837)
DEVELOPMENT PROJECTS:
CORAL CANYON
HIDDEN HILLS
RANCHO VIEJO
PALM VALLEY
STONERIDGE
LITCHFIELD GREENS
VILLAGE OF LITCHFIELD GREENS
SCOTTSDALE MOUNTAIN                                                                                     539,709
MARKETPLACE - AUTOPLEX
TALAVI
WIGWAM OUTLET STORES
GOLDEN HERITAGE
BILTMORE ESTATES
BLACK CANYON COMMERCE PARK
OTHER COMMERCIAL LAND
EQUITY INVESTMENTS:
EQUITY IN CTRPT ASSOC-LLP
INVEST IN HAYDEN FERRY LAKESIDE
INVEST IN PV APARTMENTS (I & II)
INVESTMENT IN SUNRIDGE CANYON LLC                      1,076,208
INVESTMENT IN SEDONA GOLF LC                           3,380,294
INVEST IN TALAVI  ASSOCIATES LLC
INVESTMENT IN SANCTUARY GOLF                           4,631,608
INVESTMENT IN HFS MORTGAGE
CONSOLIDATED ELIMINATING ENTITIES:
INVEST IN KABUTO/SUNCOR JV                             7,160,049
INVEST IN SCOTTS MTN LTD PART                          2,599,464
INVESTMENT IN CLUB WEST G.C.                           3,296,282
INVESTMENT IN LPSCO                                   16,723,242
INVESTMENT IN SASI
INVESTMENT IN STONERIDGE                              14,299,452
INVESTMENT IN PALM VALLEY GOLF                         3,696,861
PALM VALLEY GOLF CONTRIB.  CAP                         5,412,516
INVESTMENT IN RANCHO VIEJO                            24,742,322
INVESTMENT IN PALM VALLEY                            154,514,358
INVESTMENT IN CORAL CANYON                            27,215,856
INVESTMENT IN RANCHLAND UTILITY                         (217,956)
INVESTMENT IN HIDDEN HILLS                            15,082,432
COMMERCIAL PROPERTIES                                                                                             11,893,390
WWOS
LONG-TERM NOTES RECEIVABLE                             1,067,390
SDC LOAN TO LPSCO                                        300,000
PROPERTY & EQUIPMENT, NET                              1,206,041                             36,696                  404,939
PREPAID ASSETS AND OTHER                               1,973,738
DEFERRED ASSETS                                          (13,946)     711,624      25,425                            119,772
DEFERRED INCOME TAXES                                 25,090,469
WATER & SEWER UTILITY PROP, NET                                    36,333,268   1,105,775
LPSCO RESTRICTED CASH FUNDS                                         2,000,509
RANCHO VIEJO RESTRICTED CASH FUNDS
SCOTTSDALE MOUNTAIN RESTRICTED CASH FUNDS
DEPOSITS
                                                     --------------------------------------------------------------------------
                       TOTAL LONG-TERM ASSETS        435,149,402   39,045,401   1,131,200    36,696     539,709   12,418,101
                                                     --------------------------------------------------------------------------
                       TOTAL ASSETS                  457,340,686   40,311,793   1,657,967   445,343   4,027,028   12,549,521
                                                     ==========================================================================


                                                       TONYA      LARRY W.       5500         5501                       3300
                                                     CLUB WEST      GHH           PV        KABUTO JV       COMM.       H HILLS
                                                     -------------------------------------------------------------------------------
     CURRENT ASSETS
CASH AND SHORT TERM INVESTMENTS                         61,109     (597,939)   (1,065,384)   1,947,434    (1,153,340)    (144,991)
ACCOUNTS RECEIVABLE                                     17,703    1,151,911         2,868                    519,291       26,250

INTERCOMPANY ACCOUNTS:
SASI
LPSCO
CORAL CANYON
SMLP
PVGC
CORAL CANYON GOLF
NORTHEAST
NORTHEAST CONSTRUCTION
PV MARKETING & CONSTRUCTION
HOMEBUILDING I/C INTEREST
HOMEBUILDING CASH ADVANCES
COMMERCIAL - GENERAL
SUNRIDGE - DEVELOPMENT
SUNRIDGE - GOLF
STONERIDGE - DEVELOPMENT I/C
STONERIDGE HOMEBUILDING I/C
SEDONA - DEVELOPMENT
SEDONA - GOLF
CLUB WEST
WIGWAM RESORT
HFS FINANCIAL SERVICES
WESTWORLD DEVELOPMENT
SANCTUARY GOLF
INTEREST RECEIVABLE
NOTES RECEIVABLE                                                                   20,000
INVENTORIES                                             73,287                                                65,974
PREPAID EXPENSES                                        25,783        9,215                                   11,324
HOME INVENTORY GOLDEN HERITAGE                                   29,799,243
HOME INVENTORY RANCHO VIEJO
HOME INVENTORY CORAL CANYON
HOME INVENTORY STONERIDGE
                                                     -------------------------------------------------------------------------------
                         TOTAL CURRENT ASSETS          177,882   30,362,430   (1,042,516)    1,947,434      (556,751)    (118,741)

     LONG-TERM ASSETS
INVESTMENT IN HOMEBUILDING:
INVEST IN GOLDEN HERITAGE
GOLDEN HERITAGE DUE DILIGENCE
INVESTMENT IN SCM
INVESTMENT IN GENERAL COMM OPS
INVESTMENT IN FIDDLESTICKS-SCOTTS
INVESTMENT IN FUNTASTICKS
INVESTMENT IN FIDDLESTICKS-TEMPE
INVESTMENT IN APS PROPERTIES
INVESTMENT IN BLACK CANYON CP
INVESTMENT IN PV MARKETPLACE
INVESTMENT IN PV PAVILIONS
INVESTMENT IN ALAMEDA CROSSING
INVESTMENT IN PV CORNERSTONE
INVESTMENT IN PV CROSSING
INVESTMENT IN PALM VALLEY OFFICE PARK
INVESTMENT IN METROCENTER
INVESTMENT IN RESTORATION PLACE
INVESTMENT IN LITCHFIELD PARK OPS
INVESTMENT IN AUTOPLEX
INVESTMENT IN TALAVI
INVESTMENT IN LP PROF. PLAZA
INVESTMENT IN PV PAVILIONS/WEST
DEVELOPMENT PROJECTS:
CORAL CANYON
HIDDEN HILLS                                                                                                           13,272,762
RANCHO VIEJO
PALM VALLEY                                                                   157,600,296                 23,360,385
STONERIDGE
LITCHFIELD GREENS
VILLAGE OF LITCHFIELD GREENS                                                                12,473,162
SCOTTSDALE MOUNTAIN
MARKETPLACE - AUTOPLEX                                                                                     4,833,157
TALAVI                                                                                                       782,548
WIGWAM OUTLET STORES
GOLDEN HERITAGE
BILTMORE ESTATES
BLACK CANYON COMMERCE PARK                                                                                 3,120,465
OTHER COMMERCIAL LAND                                                                                      1,402,736
EQUITY INVESTMENTS:
EQUITY IN CTRPT ASSOC-LLP                                                                                 22,133,596
INVEST IN HAYDEN FERRY LAKESIDE                                                                            8,243,058
INVEST IN PV APARTMENTS (I & II)                                                  (55,582)
INVESTMENT IN SUNRIDGE CANYON LLC
INVESTMENT IN SEDONA GOLF LC
INVEST IN TALAVI  ASSOCIATES LLC                                                                           1,871,394
INVESTMENT IN SANCTUARY GOLF
INVESTMENT IN HFS MORTGAGE
CONSOLIDATED ELIMINATING ENTITIES:
INVEST IN KABUTO/SUNCOR JV
INVEST IN SCOTTS MTN LTD PART
INVESTMENT IN CLUB WEST G.C.
INVESTMENT IN LPSCO
INVESTMENT IN SASI                                                                268,691
INVESTMENT IN STONERIDGE
INVESTMENT IN PALM VALLEY GOLF
PALM VALLEY GOLF CONTRIB.  CAP
INVESTMENT IN RANCHO VIEJO
INVESTMENT IN PALM VALLEY
INVESTMENT IN CORAL CANYON
INVESTMENT IN RANCHLAND UTILITY
INVESTMENT IN HIDDEN HILLS
COMMERCIAL PROPERTIES                                8,374,513                                            25,742,307
WWOS                                                                                                      17,913,187
LONG-TERM NOTES RECEIVABLE                                           89,100       276,308    1,046,725
SDC LOAN TO LPSCO
PROPERTY & EQUIPMENT, NET                                         1,047,791       270,439
PREPAID ASSETS AND OTHER
DEFERRED ASSETS                                                                   264,214                  1,408,922
DEFERRED INCOME TAXES
WATER & SEWER UTILITY PROP, NET
LPSCO RESTRICTED CASH FUNDS
RANCHO VIEJO RESTRICTED CASH FUNDS
SCOTTSDALE MOUNTAIN RESTRICTED CASH FUNDS
DEPOSITS                                                             86,411
                                                     -------------------------------------------------------------------------------
                       TOTAL LONG-TERM ASSETS        8,374,513    1,223,302   158,624,366   13,519,887   110,811,755   13,272,762
                                                     -------------------------------------------------------------------------------
                       TOTAL ASSETS                  8,552,395   31,585,732   157,581,850   15,467,321   110,255,004   13,154,021
                                                     ===============================================================================


                                                        7500         6600         3900
                                                     STONERIDGE  RANCHO VIEJO   C. CANYON
                                                     ---------------------------------------
     CURRENT ASSETS
CASH AND SHORT TERM INVESTMENTS                         508,983    1,023,812      150,337
ACCOUNTS RECEIVABLE                                                  176,174       (1,087)

INTERCOMPANY ACCOUNTS:
SASI
LPSCO
CORAL CANYON
SMLP
PVGC
CORAL CANYON GOLF                                                                 140,602
NORTHEAST
NORTHEAST CONSTRUCTION
PV MARKETING & CONSTRUCTION
HOMEBUILDING I/C INTEREST
HOMEBUILDING CASH ADVANCES
COMMERCIAL - GENERAL
SUNRIDGE - DEVELOPMENT
SUNRIDGE - GOLF
STONERIDGE - DEVELOPMENT I/C
STONERIDGE HOMEBUILDING I/C
SEDONA - DEVELOPMENT
SEDONA - GOLF
CLUB WEST
WIGWAM RESORT
HFS FINANCIAL SERVICES
WESTWORLD DEVELOPMENT
SANCTUARY GOLF
INTEREST RECEIVABLE
NOTES RECEIVABLE                                                                  682,703
INVENTORIES                                                                        65,578
PREPAID EXPENSES                                                         450      314,290
HOME INVENTORY GOLDEN HERITAGE
HOME INVENTORY RANCHO VIEJO                                        4,914,185
HOME INVENTORY CORAL CANYON                                                     3,390,924
HOME INVENTORY STONERIDGE                               336,257
                                                     ------------------------------------
                         TOTAL CURRENT ASSETS           845,240    6,114,621    4,743,347

     LONG-TERM ASSETS
INVESTMENT IN HOMEBUILDING:
INVEST IN GOLDEN HERITAGE
GOLDEN HERITAGE DUE DILIGENCE
INVESTMENT IN SCM
INVESTMENT IN GENERAL COMM OPS
INVESTMENT IN FIDDLESTICKS-SCOTTS
INVESTMENT IN FUNTASTICKS
INVESTMENT IN FIDDLESTICKS-TEMPE
INVESTMENT IN APS PROPERTIES
INVESTMENT IN BLACK CANYON CP
INVESTMENT IN PV MARKETPLACE
INVESTMENT IN PV PAVILIONS
INVESTMENT IN ALAMEDA CROSSING
INVESTMENT IN PV CORNERSTONE
INVESTMENT IN PV CROSSING
INVESTMENT IN PALM VALLEY OFFICE PARK
INVESTMENT IN METROCENTER
INVESTMENT IN RESTORATION PLACE
INVESTMENT IN LITCHFIELD PARK OPS
INVESTMENT IN AUTOPLEX
INVESTMENT IN TALAVI
INVESTMENT IN LP PROF. PLAZA
INVESTMENT IN PV PAVILIONS/WEST
DEVELOPMENT PROJECTS:
CORAL CANYON                                                                   14,907,616
HIDDEN HILLS
RANCHO VIEJO                                                      18,580,794
PALM VALLEY
STONERIDGE                                           24,847,945
LITCHFIELD GREENS
VILLAGE OF LITCHFIELD GREENS
SCOTTSDALE MOUNTAIN
MARKETPLACE - AUTOPLEX
TALAVI
WIGWAM OUTLET STORES
GOLDEN HERITAGE
BILTMORE ESTATES
BLACK CANYON COMMERCE PARK
OTHER COMMERCIAL LAND
EQUITY INVESTMENTS:
EQUITY IN CTRPT ASSOC-LLP
INVEST IN HAYDEN FERRY LAKESIDE
INVEST IN PV APARTMENTS (I & II)
INVESTMENT IN SUNRIDGE CANYON LLC
INVESTMENT IN SEDONA GOLF LC
INVEST IN TALAVI  ASSOCIATES LLC
INVESTMENT IN SANCTUARY GOLF
INVESTMENT IN HFS MORTGAGE
CONSOLIDATED ELIMINATING ENTITIES:
INVEST IN KABUTO/SUNCOR JV
INVEST IN SCOTTS MTN LTD PART
INVESTMENT IN CLUB WEST G.C.
INVESTMENT IN LPSCO
INVESTMENT IN SASI
INVESTMENT IN STONERIDGE
INVESTMENT IN PALM VALLEY GOLF
PALM VALLEY GOLF CONTRIB.  CAP
INVESTMENT IN RANCHO VIEJO
INVESTMENT IN PALM VALLEY
INVESTMENT IN CORAL CANYON
INVESTMENT IN RANCHLAND UTILITY                                    1,120,126
INVESTMENT IN HIDDEN HILLS
COMMERCIAL PROPERTIES                                                           8,528,736
WWOS
LONG-TERM NOTES RECEIVABLE
SDC LOAN TO LPSCO
PROPERTY & EQUIPMENT, NET                               223,529      266,015      573,886
PREPAID ASSETS AND OTHER                                100,120
DEFERRED ASSETS                                                                     1,989
DEFERRED INCOME TAXES
WATER & SEWER UTILITY PROP, NET                                      264,261
LPSCO RESTRICTED CASH FUNDS
RANCHO VIEJO RESTRICTED CASH FUNDS                                    (7,746)
SCOTTSDALE MOUNTAIN RESTRICTED CASH FUNDS
DEPOSITS
                                                     ------------------------------------
                       TOTAL LONG-TERM ASSETS        25,171,594   20,223,450   24,012,227
                                                     ------------------------------------
                       TOTAL ASSETS                  26,016,834   26,338,071   28,755,574
                                                     ====================================

                                                           CONSOLIDATING AND ELIMINATING ENTRIES
                                                     --------------------------------------------------

                                                       REF          DEBIT           REF        CREDIT    CONSOLIDATED
                                                     ----------------------------------------------------------------
     CURRENT ASSETS
CASH AND SHORT TERM INVESTMENTS                                                                             9,176,497
ACCOUNTS RECEIVABLE                                                                    AA       176,174     5,240,019

INTERCOMPANY ACCOUNTS:
SASI                                                                                    K            86             0
LPSCO                                                                                   H       137,030             0
CORAL CANYON                                                                            X       650,371             0
SMLP                                                                                    J         2,736             0
PVGC                                                                                                                0
CORAL CANYON GOLF                                                                                                   0
NORTHEAST                                                                               A     7,378,171             0
NORTHEAST CONSTRUCTION                                                                  A     7,675,340             0
PV MARKETING & CONSTRUCTION                                  A    16,175,670            A    12,627,274             0
HOMEBUILDING I/C INTEREST                                                               C     7,126,277             0
HOMEBUILDING CASH ADVANCES                                   B     5,825,883                                        0
COMMERCIAL - GENERAL                                                                                                0
SUNRIDGE - DEVELOPMENT                                                                                          6,085
SUNRIDGE - GOLF                                                                                               139,179
STONERIDGE - DEVELOPMENT I/C                                                           CC       116,854             0
STONERIDGE HOMEBUILDING I/C                                 CC        21,267           CC           181             0
SEDONA - DEVELOPMENT                                                                                           23,770
SEDONA - GOLF                                                                                                  99,291
CLUB WEST                                                                              BB        98,193             0
WIGWAM RESORT                                                                                                  36,561
HFS FINANCIAL SERVICES                                                                                         13,696
WESTWORLD DEVELOPMENT                                                                                           5,786
SANCTUARY GOLF                                                                                                 94,258
INTEREST RECEIVABLE                                                                                           114,720
NOTES RECEIVABLE                                                                                            2,315,604
INVENTORIES                                                                                                   283,003
PREPAID EXPENSES                                                                                              522,942
HOME INVENTORY GOLDEN HERITAGE                                                          E     4,719,745    25,086,386
HOME INVENTORY RANCHO VIEJO                                                                                 4,914,185
HOME INVENTORY CORAL CANYON                                                                                 3,390,924
HOME INVENTORY STONERIDGE                                                                                     336,257
                                                                  ----------                -------------------------
                         TOTAL CURRENT ASSETS                     22,022,820                 40,708,432    51,799,163

     LONG-TERM ASSETS
INVESTMENT IN HOMEBUILDING:
INVEST IN GOLDEN HERITAGE                                                               D    13,600,821             0
GOLDEN HERITAGE DUE DILIGENCE                                                                                       0
INVESTMENT IN SCM                                                                       D       517,850             0
INVESTMENT IN GENERAL COMM OPS                                                          S    93,052,838             0
INVESTMENT IN FIDDLESTICKS-SCOTTS                            S     5,739,462            S     1,822,515             0
INVESTMENT IN FUNTASTICKS                                    S     1,642,350            S       676,581             0
INVESTMENT IN FIDDLESTICKS-TEMPE                             S     2,980,199            S     1,592,676             0
INVESTMENT IN APS PROPERTIES                                                            S       559,796             0
INVESTMENT IN BLACK CANYON CP                                                           S     1,659,298             0
INVESTMENT IN PV MARKETPLACE                                                            S     9,838,129             0
INVESTMENT IN PV PAVILIONS                                                              S     4,358,331             0
INVESTMENT IN ALAMEDA CROSSING                                                          S       859,781             0
INVESTMENT IN PV CORNERSTONE                                                            S     4,219,079             0
INVESTMENT IN PV CROSSING                                                               S     1,086,538             0
INVESTMENT IN PALM VALLEY OFFICE PARK                                                   S       577,835             0
INVESTMENT IN METROCENTER                                                               S       281,411             0
INVESTMENT IN RESTORATION PLACE                              S       103,015            S                           0
INVESTMENT IN LITCHFIELD PARK OPS                                                       S       198,016             0
INVESTMENT IN AUTOPLEX                                       S       261,979                                        0
INVESTMENT IN TALAVI                                         S       236,689                                        0
INVESTMENT IN LP PROF. PLAZA                                                            S        19,758             0
INVESTMENT IN PV PAVILIONS/WEST                              S     2,044,837                                        0
DEVELOPMENT PROJECTS:
CORAL CANYON                                                                                               14,907,616
HIDDEN HILLS                                                 T     3,770,897                               17,043,659
RANCHO VIEJO                                                                                               18,580,794
PALM VALLEY                                                                                               180,960,681
STONERIDGE                                                                                                 24,847,945
LITCHFIELD GREENS                                                                                                   0
VILLAGE OF LITCHFIELD GREENS                                                                               12,473,162
SCOTTSDALE MOUNTAIN                                                                                           539,709
MARKETPLACE - AUTOPLEX                                                                                      4,833,157
TALAVI                                                                                                        782,548
WIGWAM OUTLET STORES                                                                                                0
GOLDEN HERITAGE                                                                                                     0
BILTMORE ESTATES                                                                                                    0
BLACK CANYON COMMERCE PARK                                                                                  3,120,465
OTHER COMMERCIAL LAND                                                                                       1,402,736
EQUITY INVESTMENTS:                                                                                                 0
EQUITY IN CTRPT ASSOC-LLP                                                                                  22,133,596
INVEST IN HAYDEN FERRY LAKESIDE                                                                             8,243,058
INVEST IN PV APARTMENTS (I & II)                                                                              (55,582)
INVESTMENT IN SUNRIDGE CANYON LLC                                                                           1,076,208
INVESTMENT IN SEDONA GOLF LC                                                                                3,380,294
INVEST IN TALAVI  ASSOCIATES LLC                                                                            1,871,394
INVESTMENT IN SANCTUARY GOLF                                                                                4,631,608
INVESTMENT IN HFS MORTGAGE                                                                                          0
CONSOLIDATED ELIMINATING ENTITIES:
INVEST IN KABUTO/SUNCOR JV                                                              R    10,051,996    (2,891,947)
INVEST IN SCOTTS MTN LTD PART                                I    20,413,693            I    23,016,106        (2,949)
INVESTMENT IN CLUB WEST G.C.                                BB       603,718           BB     3,900,000
INVESTMENT IN LPSCO                                                                     F    16,723,242
INVESTMENT IN SASI                                           L       650,000            L       918,691
INVESTMENT IN STONERIDGE                                    CC       180,878           CC    14,480,330
INVESTMENT IN PALM VALLEY GOLF                               M     2,461,312            M     6,158,173
PALM VALLEY GOLF CONTRIB.  CAP                                                          N     5,412,516
INVESTMENT IN RANCHO VIEJO                                                              U    24,742,322
INVESTMENT IN PALM VALLEY                                                               V   154,514,358
INVESTMENT IN CORAL CANYON                                   W       475,917            W    27,691,773
INVESTMENT IN RANCHLAND UTILITY                             AA       217,956           AA     1,120,126
INVESTMENT IN HIDDEN HILLS                                                              T    15,082,432
COMMERCIAL PROPERTIES                                                                                      54,538,946
WWOS                                                                                                       17,913,187
LONG-TERM NOTES RECEIVABLE                                                                                  2,479,523
SDC LOAN TO LPSCO                                                                       G       300,000             0
PROPERTY & EQUIPMENT, NET                                                                                   4,029,336
PREPAID ASSETS AND OTHER                                                                                    2,073,858
DEFERRED ASSETS                                                                                             2,518,000
DEFERRED INCOME TAXES                                                                                      25,090,469
WATER & SEWER UTILITY PROP, NET                                                                            37,703,304
LPSCO RESTRICTED CASH FUNDS                                                                                 2,000,509
RANCHO VIEJO RESTRICTED CASH FUNDS                                                                             (7,746)
SCOTTSDALE MOUNTAIN RESTRICTED CASH FUNDS
DEPOSITS                                                                                                       86,411
                                                                  ----------                -------------------------
                       TOTAL LONG-TERM ASSETS                     41,782,902                439,033,318   466,303,949
                                                                  ----------                -------------------------
                       TOTAL ASSETS                               63,805,722                479,741,750   518,103,112
                                                                  ==========                =========================


                                                         1000       SCOTT D.    LENA M.    PAUL N.     3500       ALICE K.
                                                        SUNCOR       LPSCO     RANCHLAND    SASI       SMLP        PVGC
                                                      ------------------------------------------------------------------------

     CURRENT LIABILITIES
A/P & RETENTION                                          (21,589)     407,518                34,370      33,246       22,445
ACCRUED LIABILITIES                                    2,398,617    1,767,642         771   100,470      13,769      212,569
STATE INCOME TAX LIABILITY                             1,150,056

INTERCOMPANY ACCOUNTS:
LPSCO - SDC                                                           137,030
SMLP - SDC                                                                                                2,736
SCM-SDC  CASH ADVANCES
PV MARKETING & CONSTRUCTION
NORTHEAST
NORTHEAST CONSTRUCTION
INTERCOMPANY INTEREST PAYABLE
CLUB WEST GOLF COURSE
PALM VALLEY GOLF COURSE                                                                                            5,412,516
CORAL CANYON GOLF COURSE
RANCHLAND-RANCHO VIEJO                                                            176,174
STONERIDGE
INTEREST PAYABLE - RLC                                   602,717
S/T NOTES PAYABLE
$45 MILLION TERM LOAN
$55 MILLION RLC
TEXTRON LOAN - PVGC
DEF PROFIT & UNEARNED REVENUE                          4,719,745
PWCC INTERCO PAYABLE                                     124,350
CUSTOMER DEPOSITS                                                                            41,813
CURRENT MATURITIES OF LTD
LPSCO BONDS PAYABLE                                                   125,000
TEXTRON LOAN - PVGC                                                                                                   67,236
CLUB WEST GOLF COURSE LOAN

                                                     -------------------------------------------------------------------------
                    TOTAL CURRENT LIABILITIES          8,973,896    2,437,190     176,945   176,653      49,751    5,714,766


     LONG-TERM LIABILITIES
LONG-TERM NOTES PAYABLE
CORPORATE TERM NOTE
CORPORATE RLC                                        128,000,000
LPSCO BONDS                                                        12,590,000
TEXTRON LOAN - PVGC                                                                                                3,137,893
LOAN - CLUB WEST
PENSION LIABILITY - SUNCOR                             6,896,252
PENSION LIABILITY - WIGWAM RESORT                        276,203
ACCRUED STATE INCOME TAX
OTHER ACCRUED LIABILITIES                              7,302,085      582,118
DEFERRED TAXES
LONG-TERM CUSTOMER DEPOSITS                                         8,512,172     578,852
CONTRIB PROPERTY AIA
                                                     -------------------------------------------------------------------------
                        TOTAL L/T LIABILITIES        142,474,540   21,684,290     578,852                         3,137,893
                                                     -------------------------------------------------------------------------
                            TOTAL LIABILITIES        151,448,436   24,121,480     755,797   176,653      49,751   8,852,659
                                                     =========================================================================

              MINORITY INTEREST


     SDC COMMON STOCK                                  1,022,000
     SDC ADDITIONAL PAID IN CAPITAL                  355,368,523
     SDC EARNED SURPLUS-BEGINNING                    (53,835,377)
     SDC EARNED SURPLUS-CURRENT                        3,337,104
     SUBSIDIARY EARNINGS-CURRENT                                      762,146     (65,388)   33,447     444,537  (1,047,254)

     SUBSIDIARY EQUITY:
LPSCO                                                              15,428,167
SASI                                                                                        235,244
SMLP #3500                                                                                            3,532,741
PVGC                                                                                                              4,744,115
CLUB WEST
HOMEBUILDING
PALM VALLEY #5500
KABUTO JV #3000
COMMERCIAL PROPERTIES #2000
HIDDEN HILLS #3300
RANCHO VIEJO #6600
RANCHLAND UTILITY                                                                 967,558
CORAL CANYON #3900
STONERIDGE

                                                     -------------------------------------------------------------------------
                       TOTAL EQUITY                  305,892,250   16,190,313     902,170   268,691   3,977,278    3,696,861
                                                     -------------------------------------------------------------------------
                       TOTAL LIABS AND EQUITY        457,340,686   40,311,793   1,657,967   445,344   4,027,029   12,549,520
                                                     =========================================================================




                                                       TONYA      LARRY W.       5500         5501
                                                     CLUB WEST      GHH           PV        KABUTO JV       COMM.
                                                     -----------------------------------------------------------------

     CURRENT LIABILITIES
A/P & RETENTION                                          53,531      414,491       507,447      131,082       429,803
ACCRUED LIABILITIES                                     204,978    3,726,150     1,298,405      860,962       758,872
STATE INCOME TAX LIABILITY

INTERCOMPANY ACCOUNTS:
LPSCO - SDC
SMLP - SDC
SCM-SDC  CASH ADVANCES                                            (5,825,883)
PV MARKETING & CONSTRUCTION                                       (3,548,396)
NORTHEAST                                                          6,674,727
NORTHEAST CONSTRUCTION                                             7,675,340
INTERCOMPANY INTEREST PAYABLE                                      7,126,277
CLUB WEST GOLF COURSE                                    98,193
PALM VALLEY GOLF COURSE
CORAL CANYON GOLF COURSE
RANCHLAND-RANCHO VIEJO
STONERIDGE
INTEREST PAYABLE - RLC
S/T NOTES PAYABLE
$45 MILLION TERM LOAN
$55 MILLION RLC
TEXTRON LOAN - PVGC
DEF PROFIT & UNEARNED REVENUE
PWCC INTERCO PAYABLE
CUSTOMER DEPOSITS                                                  1,224,354
CURRENT MATURITIES OF LTD
LPSCO BONDS PAYABLE
TEXTRON LOAN - PVGC
CLUB WEST GOLF COURSE LOAN                              140,109

                                                     -----------------------------------------------------------------
                    TOTAL CURRENT LIABILITIES           496,811   17,467,060     1,805,852      992,044     1,188,675


     LONG-TERM LIABILITIES
LONG-TERM NOTES PAYABLE
CORPORATE TERM NOTE
CORPORATE RLC
LPSCO BONDS
TEXTRON LOAN - PVGC
LOAN - CLUB WEST                                      4,566,405
PENSION LIABILITY - SUNCOR
PENSION LIABILITY - WIGWAM RESORT
ACCRUED STATE INCOME TAX
OTHER ACCRUED LIABILITIES                                                        1,261,639                  1,274,967
DEFERRED TAXES
LONG-TERM CUSTOMER DEPOSITS
CONTRIB PROPERTY AIA
                                                     -----------------------------------------------------------------
                        TOTAL L/T LIABILITIES         4,566,405                  1,261,639                  1,274,967
                                                     -----------------------------------------------------------------
                            TOTAL LIABILITIES         5,063,216   17,467,060     3,067,491      992,044     2,463,642
                                                     =================================================================

              MINORITY INTEREST


     SDC COMMON STOCK
     SDC ADDITIONAL PAID IN CAPITAL
     SDC EARNED SURPLUS-BEGINNING
     SDC EARNED SURPLUS-CURRENT
     SUBSIDIARY EARNINGS-CURRENT                       (619,963)   6,960,586     1,904,267    1,662,895    13,415,567

     SUBSIDIARY EQUITY:
LPSCO
SASI
SMLP #3500
PVGC
CLUB WEST                                             4,109,143
HOMEBUILDING                                                       7,158,086
PALM VALLEY #5500                                                              152,610,091
KABUTO JV #3000                                                                              12,812,383
COMMERCIAL PROPERTIES #2000                                                                                94,375,793
HIDDEN HILLS #3300
RANCHO VIEJO #6600
RANCHLAND UTILITY
CORAL CANYON #3900
STONERIDGE

                                                     -----------------------------------------------------------------
                       TOTAL EQUITY                   3,489,180   14,118,672   154,514,358   14,475,278   107,791,360
                                                     -----------------------------------------------------------------
                       TOTAL LIABS AND EQUITY         8,552,396   31,585,732   157,581,849   15,467,322   110,255,002
                                                     =================================================================


                                                        3300          7500         6600         3900
                                                       H HILLS     STONERIDGE  RANCHO VIEJO   C. CANYON
                                                     ---------------------------------------------------

     CURRENT LIABILITIES
A/P & RETENTION                                         339,426      598,116    1,017,397      853,315
ACCRUED LIABILITIES                                     797,297      802,121      276,495       36,033
STATE INCOME TAX LIABILITY

INTERCOMPANY ACCOUNTS:
LPSCO - SDC
SMLP - SDC
SCM-SDC  CASH ADVANCES (SunCor Wire 107260)
PV MARKETING & CONSTRUCTION
NORTHEAST
NORTHEAST CONSTRUCTION
INTERCOMPANY INTEREST PAYABLE
CLUB WEST GOLF COURSE
PALM VALLEY GOLF COURSE
CORAL CANYON GOLF COURSE                                                                       650,371
RANCHLAND-RANCHO VIEJO
STONERIDGE                                                           117,036
INTEREST PAYABLE - RLC
S/T NOTES PAYABLE
$45 MILLION TERM LOAN
$55 MILLION RLC
TEXTRON LOAN - PVGC
DEF PROFIT & UNEARNED REVENUE
PWCC INTERCO PAYABLE
CUSTOMER DEPOSITS                                                                 301,859
CURRENT MATURITIES OF LTD
LPSCO BONDS PAYABLE
TEXTRON LOAN - PVGC
CLUB WEST GOLF COURSE LOAN

                                                     -------------------------------------------------
                    TOTAL CURRENT LIABILITIES         1,136,723    1,517,273    1,595,751    1,539,719


     LONG-TERM LIABILITIES
LONG-TERM NOTES PAYABLE
CORPORATE TERM NOTE
CORPORATE RLC
LPSCO BONDS
TEXTRON LOAN - PVGC
LOAN - CLUB WEST
PENSION LIABILITY - SUNCOR
PENSION LIABILITY - WIGWAM RESORT
ACCRUED STATE INCOME TAX
OTHER ACCRUED LIABILITIES
DEFERRED TAXES
LONG-TERM CUSTOMER DEPOSITS
CONTRIB PROPERTY AIA
                                                     ---------------------------------------------------
                        TOTAL L/T LIABILITIES
                                                     ---------------------------------------------------
                            TOTAL LIABILITIES         1,136,723    1,517,273    1,595,751    1,539,719
                                                     ===================================================

              MINORITY INTEREST


     SDC COMMON STOCK
     SDC ADDITIONAL PAID IN CAPITAL
     SDC EARNED SURPLUS-BEGINNING
     SDC EARNED SURPLUS-CURRENT
     SUBSIDIARY EARNINGS-CURRENT                        909,962     (361,756)   1,529,638     (276,572)

     SUBSIDIARY EQUITY:
LPSCO
SASI
SMLP #3500
PVGC
CLUB WEST
HOMEBUILDING
PALM VALLEY #5500
KABUTO JV #3000
COMMERCIAL PROPERTIES #2000
HIDDEN HILLS #3300                                   11,107,336
RANCHO VIEJO #6600                                                             23,212,683
RANCHLAND UTILITY
CORAL CANYON #3900                                                                          27,492,428
STONERIDGE                                                        24,861,318

                                                     ---------------------------------------------------
                       TOTAL EQUITY                  12,017,298   24,499,562   24,742,321   27,215,856
                                                     ---------------------------------------------------
                       TOTAL LIABS AND EQUITY        13,154,021   26,016,835   26,338,072   28,755,575
                                                     ===================================================


                                                         CONSOLIDATING AND ELIMINATING ENTRIES
                                                    --------------------------------------------------

                                                            REF             DEBIT            REF         CREDIT    CONSOLIDATED
                                                    ---------------------------------------------------------------------------

     CURRENT LIABILITIES
A/P & RETENTION                                                                                            64,518     4,885,116
ACCRUED LIABILITIES                                              (K,F)      872,639                                  12,382,512
STATE INCOME TAX LIABILITY                                                                                            1,150,056

INTERCOMPANY ACCOUNTS:
LPSCO - SDC                                                         H       137,030                                           0
SMLP - SDC                                                          J         2,736                                           0
SCM-SDC  CASH ADVANCES (SunCor Wire 107260)                                                      A      5,825,883             0
PV MARKETING & CONSTRUCTION                                         A    12,627,274              A     16,175,670             0
NORTHEAST                                                           A     6,674,727                                           0
NORTHEAST CONSTRUCTION                                              A     7,675,340                                           0
INTERCOMPANY INTEREST PAYABLE                                       C     7,126,277                                           0
CLUB WEST GOLF COURSE                                              BB        98,193                                           0
PALM VALLEY GOLF COURSE                                             N     5,412,516                                           0
CORAL CANYON GOLF COURSE                                            X       650,371                                           0
RANCHLAND-RANCHO VIEJO                                             AA       176,174                                           0
STONERIDGE                                                         CC       138,121             CC         21,085             0
INTEREST PAYABLE - RLC                                                                                                  602,717
S/T NOTES PAYABLE                                                                                                             0
$45 MILLION TERM LOAN                                                                                                         0
$55 MILLION RLC                                                                                                               0
TEXTRON LOAN - PVGC                                                                                                           0
DEF PROFIT & UNEARNED REVENUE                                       E     4,719,745                                           0
PWCC INTERCO PAYABLE                                                                                                    124,350
CUSTOMER DEPOSITS                                                                                                     1,568,026
CURRENT MATURITIES OF LTD                                                                                                     0
LPSCO BONDS PAYABLE                                                                                                     125,000
TEXTRON LOAN - PVGC                                                                                                      67,236
CLUB WEST GOLF COURSE LOAN                                                                                              140,109

                                                                         ----------               -----------------------------
                    TOTAL CURRENT LIABILITIES                            46,311,143                    22,087,156    21,045,122


     LONG-TERM LIABILITIES
LONG-TERM NOTES PAYABLE
CORPORATE TERM NOTE                                                                                                           0
CORPORATE RLC                                                                                                       128,000,000
LPSCO BONDS                                                                                                          12,590,000
TEXTRON LOAN - PVGC                                                                                                   3,137,893
LOAN - CLUB WEST                                                                                                      4,566,405
PENSION LIABILITY - SUNCOR                                                                                            6,896,252
PENSION LIABILITY - WIGWAM RESORT                                                                                       276,203
ACCRUED STATE INCOME TAX
OTHER ACCRUED LIABILITIES                                                                                            10,420,809
DEFERRED TAXES
LONG-TERM CUSTOMER DEPOSITS                                                                                           9,091,024
CONTRIB PROPERTY AIA
                                                                        -----------               -----------------------------
                        TOTAL L/T LIABILITIES                                                                       174,978,586
                                                                        -----------               -----------------------------
                            TOTAL LIABILITIES                            46,311,143                    22,087,156   196,023,708
                                                                        ===========               =============================

              MINORITY INTEREST                                 (BB,I)   10,972,020      (C,I,R,BB)     27,159,174    16,187,154


     SDC COMMON STOCK                                                                                                 1,022,000
     SDC ADDITIONAL PAID IN CAPITAL                                                                                 355,368,523
     SDC EARNED SURPLUS-BEGINNING                                                                                   (53,835,377)
     SDC EARNED SURPLUS-CURRENT                                                                                       3,337,104
     SUBSIDIARY EARNINGS-CURRENT                   (D,F,I,L,R,S,U,V,T)   27,623,045  (M,W,AA,BB,CC)     2,370,933             0

     SUBSIDIARY EQUITY:
LPSCO                                                            (F,G)   15,428,167
SASI                                                                L       885,244              L        650,000
SMLP #3500                                                          I    34,453,474              I     30,920,733
PVGC                                                                M     6,158,173              M      1,414,058
CLUB WEST                                                          BB     4,377,000             BB        267,857
HOMEBUILDING                                                        D     7,158,086
PALM VALLEY #5500                                                   V   152,610,091
KABUTO JV #3000                                                     R    12,814,302              R          1,919
COMMERCIAL PROPERTIES #2000                                         S    94,375,793
HIDDEN HILLS #3300                                                  T    14,878,234              T      3,770,897            (1)
RANCHO VIEJO #6600                                                  U    23,212,683
RANCHLAND UTILITY                                                  AA     1,120,126             AA        152,569             1
CORAL CANYON #3900                                                  W    27,691,773             CC        199,345
STONERIDGE                                                         CC    24,861,318

                                                                        -----------                   -------------------------
                       TOTAL EQUITY                                     458,619,529                    66,907,485   322,079,404
                                                                        -----------                   -------------------------
                       TOTAL LIABS AND EQUITY                           504,930,672                    88,994,641   518,103,112
                                                                        ===========                   =========================

SUNCOR DEVELOPMENT COMPANY
CONSOLIDATING INCOME STATEMENT
FOR THE YEAR ENDING DECEMBER 31, 2001 (UNAUDITED)

                                                                                                   RANCHLAND
                                 ACCOUNT DESCRIPTION              SUNCOR            LPSCO           UTILITY         SCTS MTN
                                 -------------------           -------------    -------------    -------------    -------------
REVENUES
                                 Home Sales
                                 Land Sales                       13,043,793                                            773,000
                                 Sale of Assets                   14,600,000
                                 Commercial Properties            10,869,721
                                 Utility Sales                       128,345        3,708,202          122,642
                                 Management Fees                     933,006
                                                               -------------    -------------    -------------    -------------

TOTAL OPERATING REVENUES                                          39,574,865        3,708,202          122,642          773,000

OPERATING EXPENSES
                                 Cost of Homes Sold
                                 Cost of Land Sold                 3,502,811                                            269,552
                                 Sale of Assets                    8,581,401
                                 Commercial Properties             7,717,105
                                 Utility Expense                      (6,178)       2,274,164          149,146
                                 Land Project Costs                1,566,759                                             24,949
                                 General & Administrative         15,175,038                                             53,465
                                 Depreciation & Amortization       2,474,015          406,106           38,884
                                                               -------------    -------------    -------------    -------------

TOTAL OPERATING EXPENSES                                          39,010,951        2,680,270          188,030          347,966

NET OPERATING INCOME/(LOSS)                                          563,914        1,027,932          (65,388)         425,034

OTHER INCOME AND GAINS
                                 Equity in Joint Ventures          2,574,542
                                 Interest Income                     554,579          133,254                             7,841
                                 Other                            (6,652,022)         276,708                            14,942
                                                               -------------    -------------    -------------    -------------

TOTAL OTHER INCOME AND GAINS                                      (3,522,901)         409,962                            22,783

INTEREST EXPENSE, NET
                                 Interest Expense                  9,690,077          527,191                             3,279
                                 Less: Capitalized Interest       (6,614,227)        (338,061)
                                                               -------------    -------------    -------------    -------------

TOTAL INTEREST EXPENSE, NET                                        3,075,850          189,130                             3,279

                                 Minority Interest                  (209,585)                                                --

INCOME BEFORE TAXES                                               (5,825,252)       1,248,764          (65,388)         444,538

                                 Income Taxes                      2,255,297               --
                                                               -------------    -------------    -------------    -------------

NET INCOME/(LOSS)                                              $  (8,080,549)   $   1,248,764    $     (65,388)   $     444,538
                                                               =============    =============    =============    =============

                                                                                                    HIDDEN           CORAL
                                 ACCOUNT DESCRIPTION                PVGC             GHH             HILLS           CANYON
                                 -------------------            -------------    -------------   -------------    -------------
REVENUES
                                 Home Sales                                         72,882,646                        9,455,693
                                 Land Sales                                            128,750       5,318,750        1,001,000
                                 Sale of Assets
                                 Commercial Properties              2,564,722                                         2,022,992
                                 Utility Sales
                                 Management Fees
                                                                -------------    -------------   -------------    -------------

TOTAL OPERATING REVENUES                                            2,564,722       73,011,396       5,318,750       12,479,685

OPERATING EXPENSES
                                 Cost of Homes Sold                                 58,929,795                        7,953,203
                                 Cost of Land Sold                                     103,962       3,955,905          831,792
                                 Sale of Assets
                                 Commercial Properties              2,757,802                                         2,035,132
                                 Utility Expense
                                 Land Project Costs                                     24,401         300,262          154,132
                                 General & Administrative                  --        5,508,264         155,421        1,721,299
                                 Depreciation & Amortization          537,528          243,412                           44,341
                                                                -------------    -------------   -------------    -------------

TOTAL OPERATING EXPENSES                                            3,295,330       64,809,834       4,411,588       12,739,899

NET OPERATING INCOME/(LOSS)                                          (730,608)       8,201,562         907,162         (260,214)

OTHER INCOME AND GAINS
                                 Equity in Joint Ventures                              320,688
                                 Interest Income                                         2,525                           10,385
                                 Other                                                 149,189           2,800          (23,135)
                                                                -------------    -------------   -------------    -------------

TOTAL OTHER INCOME AND GAINS                                                           472,402           2,800          (12,750)

INTEREST EXPENSE, NET
                                 Interest Expense                     316,647                                             3,610
                                 Less: Capitalized Interest
                                                                -------------    -------------   -------------    -------------

TOTAL INTEREST EXPENSE, NET                                           316,647               --              --            3,610

                                 Minority Interest

INCOME BEFORE TAXES                                                (1,047,255)       8,673,964         909,962         (276,574)

                                 Income Taxes
                                                                -------------    -------------   -------------    -------------

NET INCOME/(LOSS)                                               $  (1,047,255)   $   8,673,964   $     909,962    $    (276,574)
                                                                =============    =============   =============    =============

                                                                  RANCHO        CONSOLIDATED
                                 ACCOUNT DESCRIPTION               VIEJO           INCOME
                                 -------------------           -------------    -------------
REVENUES
                                 Home Sales                       29,992,804      112,331,143
                                 Land Sales                        1,094,765       21,360,058
                                 Sale of Assets                                    14,600,000
                                 Commercial Properties               266,805       15,724,240
                                 Utility Sales                                      3,959,189
                                 Management Fees                                      933,006
                                                               -------------    -------------

TOTAL OPERATING REVENUES                                          31,354,374      168,907,636

OPERATING EXPENSES
                                 Cost of Homes Sold               25,658,879       92,541,877
                                 Cost of Land Sold                 1,055,607        9,719,629
                                 Sale of Assets                                     8,581,401
                                 Commercial Properties                             12,510,039
                                 Utility Expense                                    2,417,132
                                 Land Project Costs                  399,002        2,469,505
                                 General & Administrative          2,721,042       25,334,529
                                 Depreciation & Amortization          30,600        3,774,886
                                                               -------------    -------------

TOTAL OPERATING EXPENSES                                          29,865,130      157,348,998

NET OPERATING INCOME/(LOSS)                                        1,489,244       11,558,638

OTHER INCOME AND GAINS
                                 Equity in Joint Ventures                           2,895,230
                                 Interest Income                      21,967          730,551
                                 Other                                23,500       (6,208,018)
                                                               -------------    -------------

TOTAL OTHER INCOME AND GAINS                                          45,467       (2,582,237)

INTEREST EXPENSE, NET
                                 Interest Expense                      5,071       10,545,875
                                 Less: Capitalized Interest                        (6,952,288)
                                                               -------------    -------------

TOTAL INTEREST EXPENSE, NET                                            5,071        3,593,587

                                 Minority Interest                                   (209,585)

INCOME BEFORE TAXES                                                1,529,640        5,592,399

                                 Income Taxes                                       2,255,297
                                                               -------------    -------------

NET INCOME/(LOSS)                                              $   1,529,640    $   3,337,102
                                                               =============    =============

                DECEMBER 2001 CONSOLIDATING & ELIMINATING ENTRIES

                                                                                     DEBIT                  CREDIT
                                                                                     -----                  ------
A. NE CONSTRUCTION INTERCO A/P TO SDC (107245-000                               $  7,675,340.42
   PV CONSTRUCTION INTERCO TO SDC (107246-000)                                  $ 12,627,274.26
          SDC A/R FROM SCM                                                                             $  7,675,340.42
          SDC A/R FROM PV CONSTRUCTION                                                                 $ 12,627,274.26



   GH INTERCO CAPITAL FROM SDC - ACQUISITION                                    $  1,432,265.22
   GH INTERCO A/P TO SDC (107250-000)                                           $  5,242,461.83
   PV MARKETING I/C TO SDC (107251-000)                                         $ 16,175,669.88
          SDC A/R FROM GH                                                                              $  7,378,171.12
          GHH PV MARKETING                                                                             $ 16,175,669.88


B. HOMEBUILDING CASH ADVANCES FROM SDC                                                                 $  5,825,883.31
          SDC CASH ADVANCES TO HOMEBUILDING                                     $  5,825,883.31


C. N.E. INTERCO CAPPED INTEREST                                                 $  7,126,276.59
          SDC INTERCO INTEREST A/R FROM SCM                                                            $  7,126,276.57

   ELIMINATE INTERCO RECEIVABLES/PAYABLES BETWEEN HOMEBUILDING AND SDC

D. HOMEBUILDING ACCUMULATED EARNINGS                                            $  7,158,085.83
          SDC INVESTMENT IN GH                                                                         $ 13,600,821.33
          SDC DUE DILIGENCE COSTS - GHH ACQUISITION
          SDC INVESTMENT IN SCM                                                                        $    517,849.94
   HOMEBUILDING CURRENT YEAR EARNINGS                                           $  6,960,585.51


   ELIMINATE SDC INVESTMENT IN GOLDEN HERITAGE & SCM

E. DEFERRED INTERCO PROFIT                                                      $  4,719,745.08
          HOME INVENTORY                                                                               $  4,719,745.08

   ELIMINATE DEFERRED PROFIT ON INTERCO LOT SALES TO HOMEBUILDING

F. LPSCO COMMON STOCK                                                                 78,200.00
   LPSCO PAID IN CAPITAL                                                          13,168,180.43
   LPSCO EARNINGS - PRIOR                                                          1,881,786.74
   LPSCO INCOME TAXES
   LPSCO EARNINGS - CURRENT YEAR                                                     762,146.22
                                                                                                            872,552.78
          SDC INVESTMENT IN LPSCO - CONTRIB CAPITAL                                                      13,206,756.85
          SDC INVESTMENT IN LPSCO - EARNINGS                                                              2,643,932.60
          SDC DEFERRED TAXES DIFFERENTIAL                                            872,552.78

   ELIMINATE SDC INVESTMENT IN LPSCO

G. LPSCO LONG-TERM NOTES PAYABLE                                                     300,000.00
   LPSCO LONG-TERM NOTES PAYABLE
          SDC LONG-TERM NOTES RECEIVABLE
          SDC LONG-TERM NOTES RECEIVABLE                                                                    300,000.00


   ELIMINATE LPSCO INTERCOMPANY NOTE WITH SDC

H. LPSCO ACCOUNTS PAYABLE                                                            137,029.73
          SDC ACCOUNTS RECEIVABLE                                                                           137,029.73

   DECEMBER 2001 CONSOLIDATING & ELIMINATING ENTRIES

                                                                                     DEBIT                  CREDIT
                                                                                     -----                  ------
   ELIMINATE LPSCO INTERCOMPANY A/R WITH SDC

I.        SMLP CONTRIBUTED CAPITAL - MINORITY INT                          X                             10,507,040.00
   SMLP CONTRIBUTED CAPITAL - SDC  GP                                                490,147.01
          SMLP DISTRIBUTED CAPITAL - SDC  GP                                                             13,483,361.00
   SMLP CONTRIBUTED CAPITAL - SDC  LP                                              2,100,000.00
          SMLP DISTRIBUTED CAPITAL - SDC  LP                                                              6,930,332.00
   SMLP EARNINGS - PRIOR                                                          31,863,326.96
   SMLP EARNINGS - CURRENT YEAR                                                      444,537.12
   MINORITY INTEREST CONTRIBUTED CAPITAL                                          10,507,040.00
          MINORITY INTEREST - PRIOR (35%)                                                                11,726,317.44
          MINORITY INTEREST - CURRENT YEAR (35%)                                                            155,587.99
          SDC INVESTMENT IN SMLP - LP                                                                     2,100,000.00
   SDC DISTRIBUTIONS FROM  SMLP - LP                                               6,955,259.26
          SDC INVESTMENT IN SMLP - GP                                                                       490,147.01
   SDC DISTRIBUTIONS FROM  SMLP - GP                                              13,458,433.74
          SDC INVESTMENT IN SMLP - EARNINGS                                                              20,425,958.62
   SDC LAND BASIS DIFFERENTIAL

   ELIMINATE SDC INVESTMENT IN SMLP #3500

J. SMLP ACCOUNTS PAYABLE                                                   X           2,735.71
          SDC ACCOUNTS RECEIVABLE                                                                             2,735.71
   SMLP BRIDGE LOAN PAYABLE
          SDC BRIDGE LOAN RECEIVABLE
   GH ACCOUNTS PAYABLE (Lot Premiums)
          SMLP ACCOUNTS RECEIVABLE

   ELIMINATE SMLP INTERCOMPANY A/R WITH SDC AND HOMEBUILDING (PREMIUMS)

K. SASI ACCOUNTS PAYABLE                                                   X              85.81
          SDC ACCOUNTS RECEIVABLE                                                                                85.81

   ELIMINATE SASI INTERCOMPANY A/R WITH SDC

L. SASI CONTRIBUTED CAPITAL                                                X         489,023.22
          SASI CAPITAL DISTRIBUTIONS                                                                        650,000.00
   SASI EARNINGS - PRIOR YEARS                                                       396,220.95
          SASI EARNINGS - CURRENT YEAR                                                33,447.00
          PV INVESTMENT IN SASI - CONTRIB CAPITAL                                                           489,023.22
   PV INVESTMENT IN SASI - DISTRIBUTIONS                                             650,000.00
          PV INVESTMENT IN SASI - EARNINGS                                                                  429,667.95

   ELIMINATE PALM VALLEY INVESTMENT IN SASI

M. PVGC CONTRIBUTED CAPITAL        PVGC BOOKS - SDC CONTRIBUTED CAPITAL    X       6,158,173.14
   PVGC EARNINGS - PRIOR           PVGC EARNINGS - PRIOR YEARS                                            1,414,057.67
   PVGC EARNINGS - CURRENT YEAR    PVGC EARNINGS - CURRENT                                                1,047,254.46
          SDC INVESTMENT IN PVGC - EARNINGS                                        2,461,312.13
          SDC INVESTMENT IN PVGC - CONTRIB CAPITAL                                                        6,158,173.14

   ELIMINATE SDC INVESTMENT IN PALM VALLEY GOLF

N. PVGC - INTERCOMPANY INVOICES                                            X                              5,412,516.15
          PVGC ACCOUNTS RECEIVABLE                                                 5,412,516.15

   ELIMINATE PALM VALLEY GOLF INTERCOMPANY A/R WITH SDC

   DECEMBER 2001 CONSOLIDATING & ELIMINATING ENTRIES

                                                                                     DEBIT                  CREDIT
                                                                                     -----                  ------
R. KABUTO CONTRIBUTED CAPITAL - SDC                                        X       8,973,033.57
   KABUTO CONTRIBUTED CAPITAL - KABUTO                                             3,841,268.00
   KABUTO PRIOR PERIOD EARNINGS                                                                               1,918.95
   KABUTO CURRENT PERIOD EARNINGS                                                  1,662,894.69
          MINORITY INTEREST                                                                               4,423,281.44
          SDC INVESTMENT IN KABUTO - CONTR CAPITAL                                                        6,663,390.23
          SDC INVESTMENT IN KABUTO - EARNINGS                                                             1,162,683.00
          PLUG                                                                                            2,225,922.64


   ELIMINATE KABUTO JV INTERCOMPANY A/R WITH SDC

S. COMMERCIAL OPS CONTRIBUTED CAPITAL                                      X      79,384,626.44
   COMMERCIAL EARNINGS - PRIOR                                                    14,991,166.86
   COMMERCIAL EARNINGS - CURRENT YEAR                                             13,415,567.29
   SDC INVEST IN GEN COMMERCIAL OPS - EARNINGS                                                            5,587,269.97
          SDC INVEST IN GEN COMMERCIAL OPS - CONT CAPITAL                                                78,374,117.47
          SDC INVEST IN HAYDEN FERRY LAKESIDE                                                             8,438,172.08
          SDC INVESTMENT IN OUTER LIMITS - PURCHASE                                                       1,822,514.94
          SDC INVESTMENT IN FIDDLE (SCOTTS) - CONT CAPITAL                         4,624,296.75
          SDC INVESTMENT IN FIDDLE (SCOTTS) - EARNINGS                             1,115,165.51
          SDC INVESTMENT IN FUNTASTICKS - CONT CAPITAL                             1,642,349.54
          SDC INVESTMENT IN FUNTASTICKS - EARNINGS                                                          676,581.02
          SDC INVESTMENT IN FIDDLE (TEMPE) - CONT CAPITAL                          2,980,199.30
          SDC INVESTMENT IN FIDDLE (TEMPE) - EARNINGS                                                     1,592,676.12
          SDC INVESTMENT IN APS PROPERTIES - EARNINGS                                                       559,796.42
          SDC INVESTMENT IN BLACK CANYON CP - EARNINGS                                                    1,659,298.20
          SDC INVESTMENT IN PV MARKETPLACE - EARNINGS                                                     9,838,128.82
          SDC INVESTMENT IN PV PAVILIONS - EARNINGS                                                       4,358,330.71
          SDC INVESTMENT IN ALAMEDA CROSSING                                                                859,781.29
          SDC INVESTMENT IN PV CORNERSTONE                                                                4,219,078.72
          INVESTMENT IN NWC DYSART & MCDOWELL                                                               653,278.83
          SDC INVESTMENT IN PV CROSSING - EARNINGS                                                        1,086,538.40
          SDC INVESTMENT IN PV OFFICE PARK - EARNINGS                                                       577,835.23
          SDC INVESTMENT IN METROCENTER - EARNINGS                                                          281,410.66
          SDC INVESTMENT IN REST PLACE - EARNINGS                                    103,015.12
          SDC INVESTMENT IN LITCHFIELD OTHER - EARNINGS                                                     198,015.55
          SDC INVESTMENT IN AUTOPLEX - EARNINGS                                      261,979.00
          SDC INVESTMENT IN  TALAVI - EARNINGS                                       236,688.89
          SDC INVESTMENT IN LP PROF. PLAZA - EARNINGS                                                        19,758.29
          SDC INVESTMENT IN  WWOS - EARNINGS                                       2,044,837.21



   ELIMINATE SDC INVESTMENT IN COMMERCIAL OPERATIONS #2000

T. HIDDEN HILLS SDC CONTRIBUTED CAPITAL                                    X      13,394,122.70
   GLAZ CONTRIBUTED CAPITAL, NET                                                                          3,770,897.47
          GLAZ INVESTMENT IN HIDDEN HILLS - CONT CAPITAL                           3,770,897.47
          HIDDEN HILLS EARNINGS - PRIOR                                            1,484,110.80
          HIDDEN HILLS EARNINGS - CURRENT YEAR                                       909,961.68
   SDC INVESTMENT IN HIDDEN HILLS - EARNINGS                                                              2,394,072.48
          SDC INVESTMENT IN HIDDEN HILLS - CONT CAPITAL                                                  12,688,359.02

   ELIMINATE SDC INVESTMENT IN HIDDEN HILLS JV #3300

U. SDC INVESTMENT IN RANCHO VIEJO - EARNINGS                               X                              5,466,431.54
          SDC INVESTMENT IN RANCHO VIEJO - CAPITAL                                                       19,275,890.12
   RANCHO VIEJO CONTRIBUTED CAPITAL                                               19,275,890.12
          RANCHO VIEJO EARNINGS - PRIOR                                            3,936,793.28
          RANCHO VIEJO EARNINGS - CURRENT YEAR                                     1,529,638.26

   ELIMINATE SDC INVESTMENT IN RANCHO VIEJO JV #6600

V. PV CONTRIBUTED CAPITAL                                                  X     119,644,732.83
   PV EARNINGS - PRIOR                                                            32,965,357.73
   PV EARNINGS - CURRENT YEAR                                                      1,904,267.11
          SDC INVESTMENT IN PALM VALLEY - EARNINGS                                                       34,869,624.84
          SDC INVESTMENT IN PALM VALLEY - DEVELOP                                                       119,644,733.10

   ELIMINATE SDC INVESTMENT IN PALM VALLEY #5500

W. CORAL CANYON CONTRIBUTED CAPITAL                                               27,691,773.00
   CORAL CANYON - PRIOR                                                                                     199,345.28
   CORAL CANYON - CURRENT YEAR                                                                              276,572.06

                                                                                     DEBIT                  CREDIT
                                                                                     -----                  ------
          SDC INVESTMENT IN CORAL CANYON - DEVELOP                                                       27,691,772.53
          SDC INVESTMENT IN CORAL CANYON - EARNINGS                                  475,916.87


X. CORAL CANYON ACCOUNTS PAYABLE                                                     650,370.50
          SDC ACCOUNTS RECEIVABLE                                                                           650,370.50

   ELIMINATE SDC INVESTMENT IN CORAL CANYON #3900

Z  SDC INTERCOMPANY WITH CORAL CANYON GOLF COURSE                                                           140,601.88
          CORAL CANYON INTERCOMPANY WITH SDC                                         140,601.88

   ELIMINATE SDC INVESTMENT IN CORAL CANYON GOLF CLUB


AA RANCHLAND - CURRENT YEAR                                                                                  65,387.78
   RANCHLAND - PRIOR YEARS EARNINGS                                                                         152,568.51
   RANCHLAND - CONTRIBUTED CAPITAL                                                 1,120,126.48
   RANCHLAND - DUE TO/FROM RANCHO VIEJO                                              176,174.00
          RANCHO INVESTMENT IN RANCHLAND UTILTY-CAPITAL                                                   1,120,126.48
          SDC INVESTMENT IN RL UTILTY-EARNINGS                                       217,956.29
          RANCHO - DUE TO/FROM RANCHLAND UTILITIES                                                          176,174.00

   ELIMINATE RANCHO INVESTMENT IN RANCHLAND UTILITY

BB CLUB WEST - MINORITY INTEREST                                                     473,000.00
   CLUB WEST - SDC CONTRIBUTED CAPITAL                                             3,904,000.00
   CLUB WEST - PRIOR EARNINGS                                                                               267,857.48
   CLUB WEST - CURRENT YEAR EARNINGS                                                                        619,963.00
          MINORITY INTEREST CURRENT-32%                                              198,388.16
          MINORITY INTEREST PRIOR -32%                                                85,714.39
          SDC INVESTMENT - EARNINGS                                                  603,717.88
          SDC INVESTMENT - CAPITAL                                                                        3,900,000.00
          CWGC CONTRIBUTED CAPITAL - MINORITY INT                                                           473,000.00
          SDC INTERCOMPANY WITH CLUB WEST                                                                    98,192.65
   CLUB WEST - INTERCOMPANY WITH SDC                                                  98,192.65


   ELIMINATE SDC INVESTMENT IN CLUB WEST

   DECEMBER 2001 CONSOLIDATING & ELIMINATING ENTRIES

                                                                                     DEBIT                  CREDIT
                                                                                     -----                  ------

CC STONERIDGE CONTRIBUTED CAPITAL - SDC                                    X                             14,480,330.30
   WLD CONTRIBUTED CAPITAL                                                                               10,380,987.30
   STONERIDGE PRIOR PERIOD EARNINGS
   STONERIDGE CURRENT PERIOD EARNINGS                                                361,755.68
   STONERIDGE CONSTRUCTION AND MARKETING INTERCOMPANY WITH SDC                                                  181.14
   STONERIDGE DEVELOPMENT INTERCOMPANY WITH SDC                                                             116,854.39
          MINORITY INTEREST                                                       10,380,987.30
          MINORITY INTEREST IN EARNINGS                                                                     180,877.84
          SDC INVESTMENT IN STONERIDGE - CONTR CAPITAL                            14,480,330.30
          SDC INVESTMENT IN STONERIDGE - EARNINGS                                                           180,877.84
          SDC INTERCOMPANY WITH STONERIDGE - CONSTRUCTION AND MARKETING                                      21,085.43
          SDC INTERCOMPANY WITH STONERIDGE DEVELOPMENT                                73,027.80
          SDC INTERCOMPANY WITH STONERIDGE GOLF COURSE DEVELOPMENT                    43,826.59





                                                                                ---------------        ---------------
   TOTAL                                                                        $568,834,461.95        $568,812,475.98
                                                                                ===============        ===============